Exhibit 99.1

Wesley G. Bush Joining GE Aerospace Board of Directors
•Steve Angel will depart in December 2025, in connection with becoming President & CEO of CSX Corp., following three years of service

CINCINNATI – October 1, 2025 – GE Aerospace (NYSE:GE) today announced Wesley G. Bush, former Chairman and CEO of Northrop Grumman Corporation, will join its Board of Directors.

GE Aerospace Chairman and CEO H. Lawrence Culp, Jr. said, “Wes’s extensive leadership, engineering and aerospace and defense industry experience will help our company continue to drive shareholder value, support our customers, especially our warfighters, and invent the future of flight. We are pleased to have him join our Board of Directors, and I look forward to working with him.”

Culp continued, “I would also like to thank Steve for his commitment to setting up GE Aerospace and GE Vernova as standalone public companies positioned to drive long-term value for customers, shareholders and employees. Steve’s oversight made GE stronger, and his astute counsel helped put GE Aerospace in the highly desirable position it is in today. He has been a trusted partner to me and the entire leadership team.”

Wesley Bush (64), who is the former Chairman and CEO of Northrop Grumman Corporation, brings nearly 40 years of experience in the aerospace industry. Bush previously held a variety of leadership roles at Northrop Grumman including serving as the company’s Chief Operating Officer, Chief Financial Officer, and President of its Space Technology business. Prior to the acquisition of TRW by Northrop Grumman, Bush also served as President and Chief Executive Officer for Aeronautical Systems. He will join the GE Aerospace Board effective December 1 and has been appointed to serve as a member of the Audit Committee. Bush is also a director at General Motors, Dow Inc. and Cisco Systems Inc.

About GE Aerospace
GE Aerospace is a global aerospace propulsion, services, and systems leader with an installed base of approximately 49,000 commercial and 29,000 military aircraft engines. With a global team of approximately 53,000 employees building on more than a century of innovation and learning, GE Aerospace is committed to inventing the future of flight, lifting people up, and bringing them home safely. Learn more about how GE Aerospace and its partners are defining flight for today, tomorrow and the future at www.geaerospace.com.

GE Aerospace Media Contact:
Megan Newhouse, 203.414.1257
megan.newhouse@geaerospace.com

GE Aerospace Investor Contact:
Blaire Shoor, 857.472.9659
blaire.shoor@geaerospace.com

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